EXHIBIT (i)

EATON VANCE MANAGEMENT The Eaton Vance Building 255 State Street Boston, MA 02109 Telephone: (617) 482-8260 Telecopy: (617) 598-0432

February 24, 2006

Eaton Vance Series Trust II The Eaton Vance Building 255 State Street Boston, MA 02109 Ladies and Gentlemen:

Eaton Vance Series Trust II (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated December 14, 1995, as amended (the “Declaration of Trust”).

The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited. The series and classes of shares established and designated as of the date hereof and registered by Form N-1A are identified on Appendix A hereto.

Under the Declaration of Trust, the Trustees may, from time to time, issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

1. The Trust is a trust with transferable shares of beneficial interest organized under the laws of The Commonwealth of Massachusetts.

2. Shares of beneficial interest of the Trust registered by Form N-1A may be legally and validly issued in accordance with the Declaration of Trust upon receipt of payment in compliance with the Declaration of Trust and, when so issued and sold, will be fully paid and nonassessable by the Trust.

I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the registration of shares.

Eaton Vance Series Trust II February 24, 2006 Page 2

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 65 to the Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended.

Very truly yours,

/s/Kathryn A. McElroy Kathryn A. McElroy, Esq. Vice President

Appendix A

Established and Designated Series of the Trust

Eaton Vance Income Fund of Boston* Eaton Vance Tax-Managed Emerging Markets Fund**

*The Series is authorized to issue Class A, Class B, Class C, Class I and Class R Shares. **The Series is authorized to issue Class I Shares.